Exhibit 5.1

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

May 11, 2016

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

Re:                             Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 1,113,999 shares (the “Shares”) of Common Stock, $0.01 par value per share, of AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to (i) Option Grant Agreements between the Company and seven former employees of Lumara Health Inc., granted on May 21, 2015; (ii) the Option Grant Agreement by and between the Company and Julie Krop, dated as of June 1, 2015; (iii) the Restricted Stock Unit Agreement by and between the Company and Julie Krop, dated as of June 1, 2015; (iv) the Option Grant Agreement by and between the Company and Audrey Wu, dated as of June 8, 2015; (v) the Restricted Stock Unit Agreement by and between the Company and Audrey Wu, dated as of June 8, 2015; (vi) the Option Grant Agreement by and between the Company and Joseph Vittiglio, dated as of August 24, 2015; (vii) the Restricted Stock Unit Agreement by and between the Company and Joseph Vittiglio, dated as of August 24, 2015; (viii) Option Grant Agreements and Restricted Stock Unit Agreements between the Company and seven former employees of CBR Systems, Inc., granted on August 31, 2015;  (ix) the Option Grant Agreement by and between the Company and Nicholas Grund, dated as of January 4, 2016; (x) the Restricted Stock Unit Agreement by and between the Company and Nicholas Grund, dated as of January 4, 2016; (xi) the Option Grant Agreement by and between the Company and Edward Myles, dated as of April 11, 2016; (xii) the Restricted Stock Unit Agreement by and between the Company and Edward Myles, dated as of April 11, 2016 (together with (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xi), the “Inducement Grants”); and (xiii) the shares reserved for grant pursuant to the AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Inducement Grants and the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP